Exhibit 16.1

Baker Tilly US, LLP
18500 Von Karman Avenue, 10th Flr.
Irvine, CA 92612
United States of America

T: +1 (949) 222-2999
F: +1 (949) 222-2289

bakertilly.com

September 16, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We have read the statements made by Verano Holdings Corp. (the “Company”) (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to item 4.01 of Form 8-K, as part of the Form 8-K dated September 14, 2022. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

Irvine, California

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